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                                                                   EXHIBIT 3.1.1


                           CERTIFICATE OF AMENDMENT

                                    OF THE

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                      NITINOL MEDICAL TECHNOLOGIES, INC.

        Nitinol Medical Technologies, Inc., a Delaware corporation (the "Corporation") does hereby certify that, in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware, the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted and approved by all of the directors of the Corporation by duly executed unanimous written consent dated as of September 6, 1996, and by the holders of a majority of each class of stock of the Corporation entitled to vote thereon by a majority written consent dated as of September 6, 1996:

           (a)  The definition of "Qualified Public Offering" set forth
                                   -------------------------
       in article FIFTH Section C of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:


                "Qualified Public Offering" means an Initial Public
                 -------------------------
Offering by the Corporation with Gross Cash Proceeds to the Corporation in excess of $22,000,000.

                                        NITINOL MEDICAL TECHNOLOGIES, INC.

                                        By: /s/ Thomas M. Tully
                                            ------------------------------
                                            Thomas M. Tully
                                            President and Chief
                                            Executive officer